Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $468 thousand, or 20.5%, and $866 thousand, or 19.1%, for the three- and six-month periods ended December 31, 2025, respectively, compared with the same periods last year.
●

Net interest income increased by $1.6 million, or 19.1%, and $3.1 million, or 18.9%, for the three-and six-month periods ended December 31, 2025, respectively, compared with the same periods last year.

●	Total loans increased by $58.9 million, or an annualized 14.5%, for the six-month period ended December 31, 2025.
●	Non-performing loans to total loans were 0.11%, of which 0.04% represents the government guaranteed portion, as of December 31, 2025.
●	Total deposits increased by $52.2 million, or an annualized 10.1%, for the six-month period ended December 31, 2025.
●	Book value increased by $3.14 per share to $27.39 per share as of December 31, 2025 from $24.25 per share as of June 30, 2025.

Minerva, Ohio — January 20, 2026 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.8 million for the second quarter of fiscal year 2026, an increase of $468 thousand, or 20.5%, from the quarter ended December 31, 2024. Earnings per share for the second quarter of fiscal year 2026 was $0.87, compared with $0.73 for the quarter ended December 31, 2024.

Fiscal year-to-date net income increased by $866 thousand, or 19.1%, to $5.4 million, or $1.71 per share, for the six months ended December 31, 2025, compared with $4.5 million, or $1.45 per share, for the six months ended December 31, 2024. The growth in fiscal year-to-date net income was the result of a $3.1 million, or 18.9%, increase in net interest income because of the increase in interest earning assets combined with an increase in the net interest margin. The annualized return on average equity was 13.15% and the annualized return on average assets was 0.90% for the six-month period ended December 31, 2025.

“The second quarter and fiscal year-to-date results reflect increased loan demand spurred by slightly lower lending rates and the continued success of our lending teams. Over the first two fiscal quarters, total new loan commitments increased by $90.9 million, or 92.8%, from the same period in the 2025 fiscal year. Comparing the respective fiscal year-to-date periods, new commercial commitments originated in 2026 increased by $68.3 million, or 148.1%, while residential mortgage related loans and commitments increased by $14.5 million, or 48.8%, and installment lending increased by $8.1 million, or 36.4%. This activity resulted in a $58.9 million, or an annualized 14.5%, growth in loan balances. Additionally, undisbursed commitments on residential and commercial construction projects increased by $17.8 million during the second quarter of fiscal year 2026 to $38.9 million. These undisbursed commitments, which are reserved for at the time of origination in the provision for credit losses, are expected to further support loan growth in future quarters. October 2025 and December 2025 reductions in the federal funds target rate have had a net positive impact on the bank’s margin as interest bearing demand deposit accounts, money market accounts, and time deposits are being repriced to lower current market rates. We continue to expect that lower rates will have a positive impact on the net interest margin through the end of the 2026 fiscal year. As part of the bank’s lending succession plan, David Benavides joined the executive management team as Senior Vice President and Senior Loan Officer in October 2025. David and Executive Vice President Scott Dodds are sharing management duties, with David assuming direct responsibility for agricultural, mortgage, and consumer lending. Implementing this succession plan will allow for market visibility and continuity as well as a high level of customer and lender access,” said Ralph J. Lober II, President and Chief Executive Officer.

Quarterly Operating Results Overview

Net income was $2.8 million, or $0.87 per share, for the three months ended December 31, 2025, $2.6 million, or $0.84 per share, for the three months ended September 30, 2025, and $2.3 million, or $0.73 per share, for the three months ended December 31, 2024..

Net interest income was $9.9 million for the three-month period ended December 31, 2025, $9.5 million for the three-month period ended September 30, 2025, and $8.3 million for the three-month period ended December 31, 2024. The net interest margin was 3.43% for the quarter ended December 31, 2025, 3.37% for the quarter ended September 30, 2025, and 3.02% for the quarter ended December 31, 2024. The yield on average interest-earning assets was 5.11% for the quarter ended December 31, 2025, compared with 5.06% for the quarter ended September 30, 2025, and 4.81% for the quarter ended December 31, 2024. The cost of funds was 2.27% for the quarter ended December 31, 2025, compared with 2.29% for the quarter ended September 30, 2025, and 2.45% for the quarter ended December 31, 2024. The higher net interest margin is primarily a result of the increase in the yield on interest-earning assets as funds are reinvested at higher current market rates and because of a change in the balance sheet mix with more funds being invested in loans.

The provision for credit losses was $320 thousand for the three-month period ended December 31, 2025, and included a $175 thousand provision for credit losses on loans and a $145 thousand increase to the reserve for unfunded commitments. This compares with a $125 thousand provision for credit losses for the three-month period ended December 31, 2024, which included an $85 thousand provision for credit losses on loans and a $40 thousand increase to the reserve for unfunded commitments. Net charge-offs of $107 thousand were recorded for the three-month period ended December 31, 2025, compared with $189 thousand that were recorded for the three-month period ended December 31, 2024.

Other income increased by $221 thousand, or 16.2%, for the three-month period ended December 31, 2025, compared to the same prior year period primarily due to an increase of $84 thousand, or 147.4%, in mortgage banking revenue and $88 thousand of revenue recognized on interest rate swaps.

Other expenses increased by $1.1 million, or 16.8%, for the three-month period ended December 31, 2025, compared to the same prior year period. The increases were primarily in salaries and benefits and occupancy and software expenses for the three-month period ended December 31, 2025, compared with the same prior year period, as the Company continues to grow its branch network.

Year-to-Date Operating Results Overview

Net income was $5.4 million, or $1.71 per share, for the six months ended December 31, 2025, compared to $4.5 million, or $1.45 per share, for the same prior year period.

Net interest income increased by $3.1 million, or 18.9%, to $19.5 million for the six-month period ended December 31, 2025 from $16.4 million for the same prior year period. The net interest margin was 3.40% for the year-to-date period ended December 31, 2025, and 2.97% for the same period ended December 31, 2024. The yield on average interest-earning assets increased to 5.09% for the year-to-date period ended December 31, 2025, compared with 4.81% for the same prior year period. The cost of funds decreased to 2.28% for the year-to-date period ended December 31, 2025, from 2.51% for the same prior year period.

The provision for credit losses was $605 thousand for the six-month period ended December 31, 2025, compared with $157 thousand for the same period last year. The increase in the provision for credit losses was primarily the result of the growth in loans and unfunded construction loan commitments. Net charge-offs of $188 thousand, or an annualized 0.04% of total loans, were recorded for the six-month period ended December 31, 2025. Net charge-offs of $248 thousand, or an annualized 0.07% of total loans, were recorded for the six-month period ended December 31, 2024.

Other income increased by $297 thousand, or 10.8%, for the six-month period ended December 31, 2025, compared to the same prior year period primarily due to $88 thousand of revenue recognized on interest rate swaps, mortgage banking income increasing by $79 thousand, or 41.6%, and debit card interchange income increasing by $62 thousand, or 4.9%.

Other expenses increased by $2.1 million, or 15.3%, for the six-month period ended December 31, 2025, compared to the same prior year period. Salaries and benefits increased by $1.2 million, or 16.4%, compared with the same prior year period because of additions to staff with the growth in the branch network and because of annual merit and cost of living adjustments. Occupancy and equipment expenses increased by $314 thousand, or 17.7%, compared with the same prior year period because increases in software license expense, additional investments in security monitoring software, and increases in occupancy and premise expenses primarily because of the new branch locations.

Balance Sheet and Asset Quality Overview

Total assets were $1.21 billion as of December 31, 2025, an increase of $47.5 million, or an annualized 8.2%, from $1.17 billion as of June 30, 2025. From June 30, 2025 to December 31, 2025, total loans increased by $58.9 million, or an annualized 14.5%, and total deposits increased by $52.2 million, or an annualized 10.1%.

Non-performing loans were $902 thousand as of December 31, 2025, of which $332 thousand is guaranteed by the Small Business Administration. Excluding the guaranteed portion, non-performing loans were $570 thousand, or 0.07% of total loans, as of December 31, 2025, and $699 thousand, or 0.09% of total loans as of June 30, 2025. The allowance for credit losses (ACL) as a percentage of total loans was 1.01% as of December 31, 2025 and 1.04% as of June 30, 2025.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-two full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Six Month Periods Ended
Consolidated Statements of Income	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
Total interest income	$14,808	$13,215	$29,200	$26,369
Total interest expense	4,903	4,896	9,750	10,007
Net interest income	9,905	8,319	19,450	16,362
Provision for credit losses	320	125	605	157
Other income	1,583	1,362	3,052	2,755
Other expenses	7,918	6,781	15,536	13,469
Income before income taxes	3,250	2,775	6,361	5,491
Income tax expense	495	488	972	968
Net income	$2,755	$2,287	$5,389	$4,523
Basic and diluted earnings per share	$0.87	$0.73	$1.71	$1.45

Consolidated Statements of Financial Condition	December 31, 2025	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$21,513	$19,908	$20,382
Securities, available-for-sale	262,347	273,875	269,905
Securities, held-to-maturity	4,651	5,167	5,504
Equity securities, at fair value	—	392	381
Other equity securities, at cost	2,377	2,669	2,072
Loans held for sale	293	814	718
Total loans	872,392	813,458	762,795
Less: allowance for credit losses	8,777	8,470	7,844
Net loans	863,615	804,988	754,951
Other assets	57,734	57,195	57,280
Total assets	$1,212,530	$1,165,008	$1,111,193
Liabilities and Shareholders’ Equity
Deposits	$1,089,054	$1,036,818	$997,658
Other interest-bearing liabilities	24,410	38,062	28,944
Other liabilities	12,940	13,857	15,051
Total liabilities	1,126,404	1,088,737	1,041,653
Shareholders’ equity	86,126	76,271	69,540
Total liabilities and shareholders’ equity	$1,212,530	$1,165,008	$1,111,193

	At or For the Six Months Ended
Performance Ratios:	December 31, 2025	December 31, 2024
Return on Average Assets (Annualized)	0.90%	0.81%
Return on Average Equity (Annualized)	13.15	12.81
Average Equity to Average Assets	6.84	6.30
Net Interest Margin (Fully Tax Equivalent)	3.40	2.97

Market Data:
Book Value to Common Share	$27.39	$22.21
Dividends Paid per Common Share (FYTD)	$0.42	$0.38
Period End Common Shares	3,144,775	3,131,933

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.04%	0.07%
Non-performing Assets to Total Assets	0.08	0.07
ACL to Total Loans	1.01	1.03